Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

May 13, 2016

Vital Therapies, Inc.
15010 Avenue of Science, Suite 200
San Diego, CA 92128
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Vital Therapies, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 932,174 additional shares of Common Stock reserved for issuance pursuant to the Vital Therapies, Inc. 2014 Equity Incentive Plan (which plan is referred to herein as the “Plan” and which shares of Common Stock are referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.